EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement File No. 333-130082 on Form S-8 of CSB Bancorp, Inc. and in the Registration Statement on Form S-8 of The Commercial & Savings Bank 401(k) Retirement Plan of our report dated February 26, 2019 relating to our audit of the consolidated financial statements and internal control over financial reporting, which is incorporated included in the Annual Report on Form 10-K of CSB Bancorp, Inc. for the year ended December 31, 2018.

/s/ S.R. Snodgrass P.C.

Cranberry Township, Pennsylvania

March 15, 2019